Exhibit 99.2
Sovran Self Storage, Inc 6467 Main St., Buffalo, NY 14221 (716) 633-1850

FOR IMMEDIATE RELEASE

January 21, 2015

Sovran Self Storage, Inc. Announces Appointment of Two Independent Directors to Board

Buffalo, New York, January 21, 2015 - Sovran Self Storage, Inc., (NYSE:SSS), a self storage real estate investment trust (REIT), announced the appointment of two new members to its Board of Directors.

Mark G. Barberio and Arthur L. Havener will begin service on the Board immediately and will stand for election for a one-year term in May at the Company’s Annual Meeting of Shareholders.

Robert J. Attea, the Company’s Executive Chairman of the Board stated, “We’re pleased to have Mark and Art join our Company.  They each bring a depth of experience and knowledge in their respective areas of expertise, and complement the skills of our existing Directors”.

Mr. Havener is Principal of Stampede Capital LLC, providing real estate consulting support to publicly traded real estate investment trusts and institutional investors.  Prior to forming Stampede, he was a Vice President of A.G. Edwards and Sons Inc., and Head of Real Estate Research from 2002 to 2007.  He obtained a Master’s of Business Administration from Webster University in St. Louis, Missouri in 1992, a Bachelor of Science from the University of Missouri – Columbia in 1989, and is a graduate of the Directors Education Program from the Rotman School of Management, University of Toronto.  Mr. Havener also serves on the Board of Trustees of Boardwalk REIT and was recently an Alderman and Chair of the Finance Committee in the Municipality of Sunset Hills, Missouri.

Mr. Barberio is Principal of Markapital, LLC, a Business and M & A consulting firm.  Prior to forming Markapital, Mr. Barberio was employed by Mark IV, LLC (now Dayco, LLC) a global diversified manufacturing company (formerly NYSE:IV) from 1985 to 2013.  He served in a variety of positions at Mark IV, most recently as Co-CEO and CFO.  He earned a B.S. degree in Accounting from the Rochester Institute of Technology in 1985 and an M.B.A. degree from the State University of New York at Buffalo in 1990.  Mr. Barberio serves on the Boards of RWP Energy and Buffalo Angels, LLC, and is a member of the National Association of Corporate Directors.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities.  The Company operates over 500 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®.  For more information visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.